EXHIBIT 4.19

NEITHER THIS WARRANT NOR THE WARRANT SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SHARES OF WARRANT STOCK ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, PLEDGED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT.

NUTRIBAND INC.

Common Stock Purchase Warrant

(Expiring on , 2029)

This is to certify that, for value received and subject to the conditions herein set forth, _________________________ (the “Warrantholder”) is entitled to purchase, at a price per share of Six Dollars and Forty-Three Cents ($6.43)) per share, _______________ shares of common stock, par value $0.001 per share (the “Common Stock”), of Nutriband Inc., a Nevada corporation (the “Company”), subject to vesting and adjustment as provided below (such shares purchasable upon exercise of this Warrant by Warrantholder are herein called the “Warrant Stock”). . The amount per share specified above, as adjusted from time to time pursuant to the provisions hereinafter set forth, is herein called the “Purchase Price.” This Warrant will be immediately exercisable as to the number of shares of Warrant Stock vested as provided above and may be exercised any time after its issuance.

1. By acceptance of this Warrant, the Warrantholder agrees, for itself and all subsequent holders, that prior to making any disposition of this Warrant or any shares of Warrant Stock, the Warrantholder shall give written notice to the Company describing briefly the manner in which any such proposed disposition is to be made.

2. (a) If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares thereof or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced and conversely, if outstanding shares of Common Stock shall be combined into a smaller number of shares thereof, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable pursuant to the exercise of this Warrant immediately prior to such adjustment multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b) If there shall occur any capital reorganization or reclassification of the Company’s Common Stock (other than a change in par value or a subdivision or combination as provided for in subparagraph (a) above), or any consolidation or merger of the Company with or into another corporation, or in the case of any sale, transfer or other disposition to another person, corporation or other entity of all or substantially all the property, assets, business and good will of the Company as an entirety, then, as part of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, as the case may be, lawful provision shall be made so that the registered owner of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which said registered owner would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, as the case may be, said registered owner had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the registered owner of this Warrant such that the provisions set forth herein (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c) In case the Company shall declare a dividend upon shares of Common Stock payable otherwise than out of earnings or earned surplus and otherwise than in shares of Common Stock or in stock or obligations directly or indirectly convertible into or exchangeable for Common Stock, the Warrantholder shall, upon exercise of this Warrant in whole or in part, be entitled to purchase, in addition to the number of shares of Common Stock deliverable upon such exercise against payment of the Purchase Price therefor, but without further consideration, the cash, stock or other securities or property which the holder of Warrant would have received as dividends (otherwise than out of such earnings or earned surplus and otherwise than in shares of Common Stock or in such convertible or exchangeable stock or obligations), if continuously since the date set forth above such holder (i) had been the holder of record of the number of shares of Common Stock deliverable upon such exercise and (ii) had retained all dividends in stock or other securities (other than shares of Common Stock or such convertible or exchangeable stock or obligations) paid or payable in respect of said number of shares of Common Stock or in respect of any such stock or other securities so paid or payable as such dividends. For purposes of this subparagraph (c), a dividend payable otherwise than in cash shall be considered to be payable out of earnings or earned surplus and shall be charged in an amount equal to the fair value of such dividend as determined by the Board of Directors of the Company.

(d) In case at any time:

(i) the Company shall pay any cash or stock dividend upon its Common Stock or make any distribution to the holders of its Common Stock; or

(ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

(iii) the Company shall effect any capital reorganization or any reclassification of or change in the outstanding capital stock of the Company (other than a stock split, a change in par value, or a change resulting solely from a subdivision or combination of outstanding shares of Common Stock), or any consolidation or merger, or any sale, transfer or other disposition of all or substantially all its property, assets, business and good will as an entirety, or the liquidation, dissolution or winding up of the Company; or

(iv) the Company shall declare a dividend upon shares of its Common Stock payable otherwise than out of earnings or earned surplus or otherwise than in shares of Common Stock or any stock or obligations directly or indirectly convertible into or exchangeable for Common Stock; then, in any such case, the Company shall cause at least fifteen (15) days’ prior notice thereof to be furnished to the Warrantholder at the address of such holder shown on the books of the Company. Such notice shall also specify the date on which the books of the Company shall close, or a record be taken, for such stock dividend, distribution or subscription rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up, or dividend, as the case may be, shall take place, and the date of participation therein by the holders of Common Stock if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the rights of the Warrantholder.

(e) When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Warrantholder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in subparagraphs (b) or (c) above.

(f) The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make any adjustment therefor on the basis of the mean between the closing low bid and closing high asked prices on the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations System or the closing market price on a national securities exchange on the trading day immediately prior to exercise, whichever is applicable or, if neither is applicable, then on the basis of the market value of any such fractional interest as shall be reasonably determined by the Company.

(g) The Company will, within 120 days after the end of each of its fiscal years, mail to the registered holder of this Warrant at the address of such holder shown on the books of the Company a certificate (if the Company has engaged independent public accountants, such certificate shall be prepared by such independent public accountants) (i) specifying the Purchase Price in effect as of the end of such fiscal year and the number of shares of Common Stock, or the kind and amount of any securities or property other than Common Stock purchasable by the holder of this Warrant and (ii) setting forth in reasonable detail the facts requiring any adjustments made during such fiscal year.

3. The Company agrees that (i) a number of shares of Common Stock and other securities and property sufficient to provide for the exercise of this Warrant upon the basis hereinbefore set forth shall at all times during the term of Warrant be reserved for the exercise hereof, and (ii) during the term of this Warrant, it will keep current in filing any forms and other materials required to be filed with the Commission pursuant to the Act and the Securities Exchange Act of 1934, as amended.

4. (a) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the closing of the offering, and before the close of business on the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Warrantholder hereof at the address of such Warrantholder appearing on the books of the Company) and upon payment of the Exercise Price of the Warrant Stock as provided herein the Warrantholder shall be entitled to receive a certificate for the number of Warrant Stock so purchased. Certificates for the shares of Warrant Stock purchased hereunder shall be delivered to the Warrantholder hereof within twenty (20) trading days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Warrantholder or any other person so designated to be named therein shall be deemed to have become a Warrantholder of record of such shares of Warrant Stock for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Warrantholder, if any, pursuant to Section 4 prior to the issuance of such shares of Warrant Stock, have been paid.

(b) Payment shall be made in cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, and the Warrantholder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock determined as provided herein.

5. All shares of Common Stock or other securities delivered upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and the Company will pay all taxes, if any, in respect of the issuance thereof upon exercise of this Warrant.

6. (a) Subject to the provisions of Paragraph 1 hereof, this Warrant and all rights hereunder are transferable on the books of the Company, upon surrender of this Warrant, with the form of assignment attached hereto duly executed by the registered holder hereof or by his attorney duly authorized in writing, to the Company at its principal office hereinabove referred to, and thereupon there shall be issued in the name of the transferee or transferees, in exchange for this Warrant, a new warrant or warrants or like tenor and date, representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder.

(b) If this Warrant shall be lost, stolen, mutilated or destroyed, the Company, on such terms as to indemnify or otherwise as it may in its discretion reasonably impose, shall issue a new warrant of like denomination, tenor and date as this Warrant so lost, stolen, mutilated or destroyed. Any such new warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed warrant shall be at any time enforceable by anyone.

(c) The Company may deem and treat the registered holder of this Warrant as the absolute owner of this Warrant for all purposes and shall not be affected by any notice to the contrary.

(d) This Warrant, including all the rights and obligations granted to the Warrantholder hereunder, shall be specifically enforceable against the Company by the Warrantholder, in addition to and not by way of substitution for, any other remedies available to the Warrantholder, at law or in equity.

(e) This Warrant, in all events, shall be wholly void and of no effect after , 2029.

7. The Warrantholder shall not, by virtue of ownership of this Warrant, be entitled to any rights whatsoever of a shareholder of the Company, but shall, upon written request to the Company, be entitled to receive quarterly or annual reports, or any other reports to shareholders of the Company.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of______________, 2024.

NUTRIBAND INC.

By:
Chief Executive Officer

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